EXHIBIT 99.2(c)

NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

a) The following pro forma adjustments were made to the historical combined statement of operations of NDCHealth for the year ended May 31, 2002 to reflect the acquisition of TechRx as if it had occurred on June 1, 2001.

(1)	To eliminate inter-company transactions. NDCHealth and TechRx provide services to one another and therefore have related revenues and expenses. TechRx has recorded amounts related to its Market Development Agreement with NDCHealth as amortization expense. These inter-company transactions have been eliminated so that the Combined Statement of Income reflects revenues and expenses associated only with other non-related entities.

(2)	To reflect the minority partners’ interest in the losses of TechRx. Because NDCHealth does not have complete ownership of TechRx, this amount reflects the minority partners’ interest in TechRx’s operating losses.

(3)	To eliminate NDCHealth’s equity in TechRx’s losses. NDCHealth previously accounted for its investment in TechRx under the cost method. Due to NDCHealth’s additional investment in TechRx in the fourth quarter of fiscal 2002, Accounting Principles Board Opinion No. 18 requires TechRx to be treated as if NDCHealth had accounted for TechRx as an equity investment since the inception of the initial investment.

(4)	To reflect the incremental interest costs of $1,115 associated with borrowing the cash portion of the acquisition price.

(5)	To reflect the amortization of acquired intangibles of $1,416. NDCHealth’s acquisition of a controlling interest in TechRx has resulted in acquired intangibles and goodwill.

(6)	To reflect the income tax effect of the above adjustments.

b) The following pro forma adjustments were made to the historical combined statement of operations of NDCHealth for the year ended May 31, 2002 to reflect the change in its capital structure as if it had occurred on June 1, 2001.

(1)	To reflect the redemption of the 5% Convertible Subordinated Notes due 2003 ($7,188 reduced interest expense, $584 reduced amortization of issuance costs) and the issuance of new debt with an assumed weighted average interest rate of 8.6% as if these events had occurred on June 1, 2001. The effect of a 1/4% change in this assumed average rate would result in a change of $750.

(2)	To remove the incremental interest costs of $1,115 associated with borrowing the cash portion of the acquisition price under our previous line of credit.

(3)	To reflect the income tax effect of the above adjustments.